Exhibit 99.28(p)(2)

Sands Capital Management, LLC

Code of Ethics

(Amended July 2014)

Sands Capital Management Code of Ethics

CODE OF ETHICS

This Code of Ethics (“Code”) is adopted by Sands Capital Management, LLC (“Sands Capital”) pursuant to Section 204A of the Investment Advisers Act of 1940 and Rule 204A-1 thereunder, and Section 17(j) of the Investment Company Act of 1940 and Rule 17j-1 thereunder, (1) to set forth standards of conduct (including compliance with the federal securities laws); (2) to require reporting of personal securities transactions, including transactions in mutual funds advised and sub-advised by Sands Capital; and (3) to require prompt reporting of violations of this Code.

This Code is applicable to every supervised person (as defined below) of Sands Capital, and extends to activities both within and outside of their duties at Sands Capital.  Every supervised person is required to read this Code carefully, to sign and return the accompanying acknowledgement, and to retain a copy of this Code in a readily accessible place for reference.

Sands Capital’s Compliance Team will notify access persons of their reporting obligations under this Code.  A summary of the Code is provided in Part 2A Item 11 of the ADV.  Any questions regarding this Code should be directed to the Chief Compliance Officer, a member of the Compliance Team and/or the General Counsel.

I.                                        DEFINITIONS

“Access person” means (i) any supervised person who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and (ii) any advisory person (as defined below).  For this purpose, all supervised persons are presumed to be access persons.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

“Advisory person” means (i) any employee who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities by a Reportable Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to Sands Capital who obtains information concerning recommendations made to a Reportable Fund with regard to the purchase or sale of covered securities by the Reportable Fund.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” is interpreted in a manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.  (See Attachment A for more information about beneficial ownership.)

“Chief Compliance Officer” means the individual (or his or her designee) designated by Sands Capital as having the authority and responsibilities set forth in this Code; provided, however, that if that individual proposes to engage in any conduct or transaction requiring approval or other action by the Chief

Compliance Officer, the approval shall be granted or other action shall be taken by such other individual as Sands Capital shall designate.

“Control” has the meaning set forth in Section 2(a)(9) of the Investment Company Act.  Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company.  Ownership of more than 25% of a company’s outstanding voting securities is presumed to give the holder control over the company.  The facts and circumstances of a given situation may counter this presumption.

“Covered security” means a security as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the Investment Company Act.  “Covered Security” includes notes, bonds, stocks, convertible securities, preferred stock, options on securities, futures on broad-based market indices, exchange-traded Funds (ETFs), warrants and rights, and shares of closed-end Funds and Reportable Funds.  “Covered Security” does not include direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by money market and other open-end (mutual) Funds.

“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the U.S. Securities and Exchange Commission under any of those statutes, the Bank Secrecy Act as it applies to registered investment advisers and investment companies, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the Department of the Treasury.

“Fund” means an investment company registered under the Investment Company Act.

“General Counsel” means the Chief Legal Officer of Sands Capital or his or her delegate.

“Initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

“Limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

“Public company” means any company subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Fund” means any Fund, or separate investment portfolio of such Fund, for which Sands Capital serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act.  A list of Reportable Funds can be obtained from the Compliance Team.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or staff member of Sands Capital, or other person who provides investment advice on behalf of Sands Capital and is subject to the supervision and control of Sands Capital.

ALL STAFF MEMBERS ARE CONSIDERED SUPERVISED PERSONS

II.                                   STATEMENT OF GENERAL PRINCIPLES

Sands Capital and its supervised persons owe a fiduciary duty to Sands Capital’s clients.  As fiduciaries, Sands Capital and its supervised persons stand in a special relationship of trust, confidence, and responsibility to Sands Capital’s clients.  Accordingly, supervised persons must avoid activities, interests and relationships that might interfere, or appear to interfere, with making decisions in the best interests of clients.  Supervised Persons must, at all times, observe the following general fiduciary principles:

1.                                      In the course of fulfilling your duties and responsibilities to clients, you must place the interests of clients first;

2.                                      You must conduct all of your personal securities transactions in full compliance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility; and

3.                                      You must not take inappropriate advantage of your position.

Supervised Persons are required to comply with applicable federal securities laws and must adhere to these general principles as well as comply with the specific provisions of this Code.  Supervised Persons must be aware that they may be held personally liable for any improper or illegal acts committed during their course of being supervised persons and that “ignorance of the law” is not a defense.  It bears emphasis that technical compliance with this Code will not automatically insulate a supervised person from scrutiny where personal trading or other activities that reflect a pattern of abuse of an individual’s fiduciary duty owed to clients.  Conversely, a technical breach of the Code may not necessarily cause any harm to Sands Capital and/or its clients and may require additional subjective analysis by the Compliance Team in order to determine impact.

III.                              DUTY OF CONFIDENTIALITY

Supervised Persons have the highest fiduciary obligation not to reveal confidential information to any person that does not have a clear and compelling need to know such information.  They must keep confidential at all times any nonpublic information they may obtain in the course of their duties at Sands Capital, including but not limited to:

1.                                      information on clients, including personal identifying information, such as name, address, Social Security Number or Tax ID Number, and account information, such as recent or impending securities transactions by or on behalf of clients, account numbers and balances;

2.                                      information on Sands Capital’s personnel, including their pay, benefits, position level and performance ratings; and

3.                                      information on Sands Capital’s business, including proprietary investment strategies, technologies and business activities.

IV.                               DISQUALIFIED PERSONS

Section 9 of the Investment Company Act of 1940 Act prohibits persons who have committed various acts from serving in certain capacities with respect to mutual funds.  Under Section 9(a), an “ineligible person” generally cannot serve in the following capacities with respect to a Fund: employee, officer, trustee, member of advisory board, investment adviser, or principal underwriter (each a “Fund Position”).

Section 9(a) describes four situations that make persons or entities ineligible to serve in a Fund Position:

1.                                      Persons with convictions within the last ten years that are tied to securities transactions or employment in the securities field;

2.                                      Persons with permanent or temporary injunctions from acting in certain capacities in the securities arena;

3.                                      Companies which have an affiliated person that are ineligible under the first two situations above; or

4.                                      Persons who are subject to an SEC order declaring them to be ineligible under Section 9.

The Chief Compliance Officer will monitor for compliance with Section 9.  The Compliance Team must be promptly notified in the event a Staff Member becomes subject to one of the above ineligible events or if they believe that they may have hired or employed a disqualified person.

V.                                    PROHIBITED TRANSACTIONS AND CONDUCT

A.                                    Fraudulent Purchases or Sales

Supervised Persons may not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by any client:

1.                                      employ any device, scheme or artifice to defraud the client;

2.                                      make to the client any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.                                      engage in any act, practice or course of business which would operate as a fraud or deceit upon the client; or

4.                                      engage in any manipulative practice with respect to the client.

B.                                    Initial Public Offerings and Limited Offerings

Supervised Persons may not, directly or indirectly, acquire ownership of any security in an initial public offering or a limited offering without first obtaining written approval of the Chief Compliance Officer or the General Counsel.  In the event approval is granted, the Chief Compliance Officer or the General Counsel will document reasons for the approval.

C.                                    Options and Short Sales

Sands Capital expressly forbids the purchase or sale of options.  Supervised Persons of Sands Capital may never sell securities “short.”  However, an exception is granted for any exchange traded funds and mutual funds that may transact in options and/or short sales.

D.                                    Blackout Periods

Supervised Persons of Sands Capital are restricted in trading any security involved in an “investment action” for the Sands Capital Select Growth, Global Growth, Emerging Markets Growth and Technology Innovators strategies for a specified “blackout period.”  An “investment action” is a decision to add (or eliminate) a security to (or from), or increase (or reduce) the weighting of a security in the Sands Capital strategies listed above.  Supervised Persons may not, directly or indirectly, purchase or sell any security involved in an investment action during the following blackout period:

1.                                      10 calendar days before the beginning of the investment action;

2.                                      during the investment action; and

3.                                      7 calendar days after the completion of the investment action (for this purpose, an investment action is completed on the date notification of such action is sent to advisory clients).

A document with all current blackout and pre-clearance information is available at: O:/Blackout periods and Pre-Clearance List.pdf or on Sands Capital’s intranet.

E.                                     Pre-Clearance List

Supervised Persons may not, directly or indirectly, purchase or sell any security on the “Pre-Clearance List” without first obtaining written approval of the Compliance Team.  Supervised Persons must review the Pre-Clearance List before trading.

With regard to the window of trading 10 days prior to the start of an investment action, the Compliance Team will analyze any breaches to determine if the supervised person had prior knowledge.  In addition, the Compliance Team will ascertain if the investment action had been decided upon and communicated to supervised persons by the PM Decision Teams.  If prior knowledge is not established, the breach would not be deemed a violation of the above policy.  Subsequently, the supervised person is granted pre-clearance and the investment action occurs within the 10 day window.

Requests for pre-clearance can be emailed to complianceteam@sandscap.com.  Email requests must contain the following information: buy or sell, number of shares, security name and security ticker.  Requests that do not contain the appropriate information can be automatically rejected.

By sending this email and requesting pre-clearance you represent that, to the best of your knowledge, you (or the registered account holder):

1.                                      have no knowledge of a pending investment action involving the above security;

2.                                      am not in possession of any material nonpublic information concerning the security to which this request relates;

3.                                      am not engaging in any manipulative or deceptive trading activity; and

4.                                      this transaction does not violate the “Short-Term Trading” prohibition in the Code of Ethics.

The Compliance Team, in its sole discretion, has the right not to approve a personal trade request.  As such, you acknowledge to abide by the decisions of the Compliance Team.  Additionally, you acknowledge that authorization is only valid for a period of 24 hours after approval is granted.

F.                                      Prohibition on Short-Term Trading Profits

Supervised Persons may not profit from the purchase and sale of the same (or equivalent) covered securities within 30 calendar days.  This prohibition does not apply to transactions resulting in a loss.

G.                                    Exempt Transactions

The prohibitions and restrictions of this Section V do not apply to:

1.                                      purchases or sales effected in any account over which the supervised person has no direct or indirect influence or control;

2.                                      purchases, sales or other acquisitions of securities which are non-volitional on the part of the supervised person, such as sales from a margin account pursuant to bona fide margin calls, stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions;

3.                                      purchases that are part of an automatic investment plan;

4.                                      purchases effected upon the exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; and

5.                                      acquisitions of securities through gifts or bequests.

H.                                   Hardship Exemptions

A Supervised Person may submit to the Chief Compliance Officer or General Counsel a request for an exemption from the blackout period of the personal trading policy for an unforeseen hardship situation (e.g., the purchase of a home, a large unforeseen expense, such as a medical expense).  All requests must be in writing and must state the reasons for the hardship.  The Chief Compliance Officer or General Counsel will make a determination in light of all relevant facts and circumstances, including any actual or apparent conflict of interests generated by the possible exception when reviewing exceptions.  These exceptions are granted rarely and only in extreme circumstances.

I.                                        Directorships

Supervised Persons may not serve on the board of directors of any public company without first obtaining written approval of the Chief Compliance Officer or General Counsel.  Supervised Persons may not serve as a board of director of any organization where Sands Capital directly serves as the investment manager of funds owned and/or directed by that organization without written approval from the Chief Compliance Officer.

VI.                               REPORTING AND CERTIFICATION REQUIREMENTS

All reports pursuant to this Section VI shall be made to and reviewed by the Compliance Team.

A.                                    Duplicate Brokerage Statements

All supervised persons are required to instruct their broker-dealers, banks or other financial services firms to provide duplicate statements (no less than quarterly) for any account in which they have any direct or indirect beneficial ownership.  (See Attachment B for a form Letter of Instruction for this purpose.)  These statements may be received electronically via the PTCC system or in traditional paper format.

B.                                    Initial Holdings Report

No later than 10 days after becoming a supervised person, every supervised person shall report the following information:

1.                                      the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each covered security in which he or she has any direct or indirect beneficial ownership; or

2.                                      in the event that the supervised person has no beneficial ownership in any covered securities, either a statement to that effect or the word “None” (or similar designation); and

3.                                      the name of any broker, dealer or bank with which the supervised person maintains an account in which any securities are held for his or her direct or indirect benefit; and

4.                                      the date the supervised person submits the report.

The information in an Initial Holdings Report must be current as of a date not more than 45 days prior to the date the person became a supervised person.  (See Attachment C for a copy of the form of Initial Holdings Report.)

C.                                    Annual Holdings Reports

On or before February 14th of each year, every supervised person shall report the following information:

1.                                      the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each covered security in which the supervised person has any direct or indirect beneficial ownership (generally, duplicate brokerage statements will be used to satisfy this requirement); or

2.                                      in the event that he or she has no beneficial ownership in any covered securities, either a statement to that effect or the word “None” (or some similar designation); and

3.                                      the name of any broker, dealer or bank with which the supervised person maintains an account in which any securities are held for his or her direct or indirect benefit; and

4.                                      the date the supervised person submits the report.

The information in an Annual Holdings Report shall be current as of December 31st of the preceding year.  (See Attachment D for a copy of the form of Annual Holdings Report.)

D.                                    Quarterly Transaction Reports

No later than 30 days after the end of each calendar quarter, every supervised person shall report the following information:

1.                                      With respect to any transaction during the quarter in a covered security in which the supervised person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (generally, duplicate brokerage statements will be used to satisfy this requirement):

a.                                      the trade date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security involved;

b.                                      the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.                                       the price of the covered security at which the transaction was effected; and

d.                                      the name of the broker, dealer or bank with or through which the transaction was effected; or

e.                                       in the event there were no such transactions during the quarter, either a statement to that effect or the word “None” (or some similar designation); and

f.                                        the date the supervised person submits the report.

2.                                      With respect to any account established by the supervised person in which any covered securities were held during the quarter for the direct or indirect benefit of the supervised person:

a.                                      the name of the broker, dealer or bank with whom the account is established; and

b.                                      the date the account was established; or

c.                                       in the event there were no such accounts established during the quarter, either a statement to that effect or the word “None” (or some similar designation); and

d.                                      the date the supervised person submits the report.

(See Attachment E for a copy of the form of Quarterly Transaction Report.)

E.                                     Exceptions To Reporting Requirements

A supervised person need not submit:

1.                                      any report with respect to securities held in accounts over which he or she has no direct or indirect influence or control;

2.                                      a transaction report with respect to transactions effected pursuant to an automatic investment plan;

3.                                      a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that are received by the Compliance Team with respect to such person, so long as the Compliance Team receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and

4.                                      qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986, otherwise known as 529 plans that are not managed by Sands Capital.

Any report required by this Section IV may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

F.                                      Annual Certifications

All supervised persons shall certify in writing at least annually that (i) they have read and understand this Code; (ii) recognize that they are subject to this Code; and (iii) they will comply with the requirements of this Code, including reporting all information required to be reported by this Code.  (See Attachment F for the form of Annual Certification.)

G.                                    Reporting of Code Violations

Each supervised person is required to notify the Chief Compliance Officer promptly if he or she knows of any violation of this Code.  Failure to do so is a violation of this Code.  In the event that a matter implicates the Chief Compliance Officer, notice of a violation may be provided to the General Counsel or another executive officer of Sands Capital.

Consistent with Sands Capital’s policies, no person or group within Sands Capital shall retaliate, nor shall Sands Capital or any supervised person tolerate any retaliation by any other person or group within the firm, directly or indirectly, against anyone who, in good faith, reports any violation of this Code or provides assistance to management or any other person or group, including any governmental, regulatory or law enforcement body, investigating any violation of this Code.

Sands Capital shall not reveal the identity of any person who reports a violation of this Code and who asks that his or her identity as the person who made such report remain confidential.  Sands Capital shall not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who reports a violation anonymously, unless (i) such information is required to be disclosed by law or applicable legal process or by applicable securities or commodities exchange, self-regulatory organization, or other rules or regulations; or (ii) disclosure of such information, or ascertaining such identity, is supported by a clear and compelling interest of clients that is sufficient in the particular case to overcome an expectation of anonymity.

VII.                          GIFTS & ENTERTAINMENT

By refusing inappropriate inducements of any kind, Supervised Persons will be preserving assets of far greater value: their good name, the reputation of Sands Capital, and our clients’ financial welfare.

In the ordinary course of business, Supervised Persons may give and receive modest business gifts and this policy is not intended to restrict normal business activities.  Supervised Persons may not give or accept any gift of more than de minimis value (currently $250 per year) from any person, entity, client or prospective client that does business with or is seeking to do business with Sands Capital.  Cash gifts of any amount are prohibited.  A gift does not apply to ordinary and usual business entertainment such as an occasional meal, sporting event, theater production or comparable entertainment event so long as it is neither so frequent nor so extensive as to raise any question of propriety.

At times it could be difficult to discern between a gift and entertainment.  If you are attending an event with the giver of the tickets to the event it is typically considered entertainment while gifts are given and used/consumed only by the Supervised Person.  Please contact the Compliance Team if you are unable to determine if something is a gift or entertainment.

Supervised Persons are prohibited from giving or providing any gift, including a personal gift, to any official of a Public Fund without the express prior approval of the Chief Compliance Officer or General Counsel.

A.                                    Reporting of Gifts & Entertainment

All gifts of which you are the recipient must be reported in writing via email to the Chief Compliance Officer or General Counsel if the value is reasonably judged to exceed $250 per recipient.  Reporting must include the name(s) of the giver, the date, the organization of the giver, a description of the gift or event, and the value or estimated value of the gift or event.

B.                                    Additional Labor Organization Reporting

In addition, any gifts, payments of money or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported to the Chief Compliance Officer.  All items regardless of the amount or value must be reported.  Following are examples of potentially reportable items:

•                  Meals

•                  Gifts (e.g., holiday gifts)

•                  Travel and lodging costs

•                  Bar bills

•                  Sporting event tickets

•                  Theatre tickets

•                  Clothing or equipment

•                  Raffle donations

•                  Retirement dinners

•                  Golf (including charity golf tournaments)

•                  Hole sponsorships for golf tournament

•                  Advertising at union or Taft-Hartley fund related functions

•                  Sponsorship of union conferences, picnics, other events

•                  Donations to union related charities or scholarship funds

•                  Conferences attended by union officials, Supervised Persons, etc.

•                  Receptions attended by union officials, Supervised Persons, etc.

•                  Donations for apprenticeship graduation dinners

C.                                    Exceptions

Exceptions to the gift limit may be made by the Chief Compliance Officer or General Counsel.  Supervised Persons should request exceptions for personal circumstances in which the employee has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts or gifts for the birth of a child).

VIII.                     REPORTS TO FUND CLIENTS

Sands Capital shall furnish to the board of directors/trustees of each Reportable Fund, at the direction and timing specified by such boards, but no less frequently than annually, a written report that (i) describes any issues affecting the Reportable Fund arising under this Code or related procedures since the last report, including, but not limited to, information about material violations of this Code or such procedures and the sanctions imposed; and (ii) certifies that Sands Capital has adopted procedures reasonably necessary to prevent its supervised persons from violating this Code.

IX.                              SANCTIONS

Supervised Persons who violate this Code will be subject to such sanctions as deemed necessary and appropriate under the circumstances and in the best interest of clients.  The range of sanctions include but are not limited to a written warning or reprimand, cancellation of trades, disgorgement of profits or sale of positions at a loss, restriction on trading privileges, fines, suspension of employment without pay, termination of employment, and/or referral to regulatory or law enforcement authorities.

X.                                   RECORDS

Sands Capital shall maintain such records relating to this Code of Ethics, in the manner and as required by Rule 204-2(a)(12) under the Advisers Act and Rules 17f-1(f) and 31a-1(f) under the Investment Company Act.

Attachment A

BENEFICIAL OWNERSHIP

As used in the Code of Ethics, beneficial ownership is interpreted in the same manner as it would be in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all securities.

For the purposes of the Exchange Act, beneficial ownership includes:

(a)                                 the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

(b)                                 the power to vest or reinvest such ownership in oneself at once, or at some future time.

Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case.  Key factors are the degree of the individual’s ability to exercise discretion to invest in, sell or exercise voting rights of the security, and the ability of the individual to benefit from the proceeds of the security.

1.                                      Securities Held by Family Members

As a general rule, a person is regarded as having beneficial ownership of a security held in the name of his or her spouse and their minor children.  In the absence of special circumstances, these family relationships ordinarily confer benefits substantially equivalent to ownership.

In addition, absent countervailing facts, it is expected that a security held by a relative who shares the same household as the reporting person will be reported as beneficially owned by such person.

2.                                      Securities Held by a Company

Generally, ownership of a security of a company does not constitute beneficial ownership with respect to the holdings of the company in the securities of another issuer.  However, an owner of securities in a holding company will be deemed to have beneficial ownership in the holdings of the holding company where:

(a)                                 the company is merely a medium through which one or several persons in a small group invest or trade in securities; and

(b)                                 the company has no other substantial business.

In such cases, the persons who are in a position of control of the holding company are deemed to have beneficial interest in the securities of the holding company.

3.                                      Securities Held in Trust

Beneficial ownership of securities in a private trust includes:

(a)                                 the ownership of securities as a trustee where either the trustee or members of his or her immediate family have a vested interest in the income or corpus of the trust;

(b)                                 the ownership of a vested beneficial interest in a trust; and

(c)                                  the ownership of securities as a settlor of a trust in which the settlor has the power to revoke the trust without obtaining the consent of all the beneficiaries.

As used in this section, the “immediate family” of a trustee means:

(a)                                 a son or daughter of the trustee or a descendent of either;

(b)                                 a stepson or stepdaughter of the trustee;

(c)                                  the father or mother of the trustee, or an ancestor of either;

(d)                                 a stepfather or stepmother of the trustee; and

(e)                                  a spouse of the trustee.

For the purposes of determining whether any of the foregoing relations exists, a legally adopted child of a person shall be considered a child of such person by blood.

4.                                      Miscellaneous Issues

Beneficial ownership does not include, however, a person’s interest in portfolio securities held by:

(a)                                 any holding company registered under the Public Utility Holding Company Act;

(b)                                 any investment company registered under the Investment Company Act;

(c)                                  a pension or retirement plan holding securities of an issuer whose employees generally are the beneficiaries of the plan; and

(d)                                 a business trust with over 25 beneficiaries.

Participation in a pension or retirement plan will result in beneficial ownership of the portfolio securities if plan participants can withdraw and trade the securities without withdrawing from the plan.

Amended July 2014

Attachment B

FORM LETTER OF INSTRUCTION

Date

Broker/Bank Address

Re:                             Staff Member Name

Account Number: #

Dear Sir or Madam:

Please be advised that I am a staff member of Sands Capital Management, LLC, a registered investment adviser.  Please send duplicate statements and trade confirmations of this brokerage account to the attention of:

Sands Capital Management, LLC

Attn:  Compliance Department

PO BOX 12503

Arlington, VA  22219

This request is made pursuant to Sands Capital’s Code of Ethics.

Thank you for your cooperation.

Sincerely,

Staff Member Name

Title

Amended July 2014

Attachment C

Name:	Initial Holdings Certification
Due By Date:	MM/DD/YYYY

Below please disclose ALL accounts that can hold securities for which you maintain a beneficial interest as defined below. The goal of this Initial Account Certification is:

a.              To ensure the Compliance Team receives a complete list of accounts where you have beneficial ownership status as defined below; and

b.              To ensure the Compliance Team receives a full list of covered securities held outside of a bank or broker.

Beneficial interest as fully defined below can include accounts of your spouse and children and other family members where applicable.

This disclosure will need to include both accounts that hold covered securities (see definition below) and accounts that currently do not have any covered securities in them such as accounts that hold Mutual Funds that do not hold Reportable Funds and accounts fully managed by an investment professional or money manager.

This certification is for all securities accounts held at the time of initial employment with Sands Capital Management LLC.

Beneficial ownership includes:

a.              the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

b.              the power to vest or reinvest such ownership in oneself at once, or at some future time.

Corporate Documents:	SCM COE 07.2014

Initial Holdings Certification Questions

1. Please list all brokerage accounts below that hold covered securities as defined below. Please be sure to include Account Numbers, Brokerage Firm, Name(s) on Account, Type of Account, and date the account was opened. If you have no such accounts to report please select the answer “None” in the space below. Please ensure to provide a copy of all your broker and bank statements immediately after submitting this report for all accounts that hold covered securities (not older than 45 days).

Covered Security (as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the Investment Company Act) includes notes, bonds, stocks, convertible securities, preferred stock, options on securities, futures on broad-based market indices, exchange-traded Funds (ETFs), warrants and rights, and shares of closed-end Funds and Reportable Funds (Funds advised or sub-advised by Sands Capital). It does not include: direct obligations of the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by money market and other open-end (mutual) Funds other than Reportable Funds (those advised or sub-advised funds by Sands Capital Management).

Amended July 2014

2. Please list all brokerage/bank accounts that hold “non covered” securities below as defined below. Please be sure to include Account Numbers, Brokerage Firm, Name(s) on Account, Type of Account, and date the account was opened. If you have no such accounts to report please select the answer “None” in the space below.

Covered Security (as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the Investment Company Act) includes notes, bonds, stocks, convertible securities, preferred stock, options on securities, futures on broad-based market indices, exchange-traded Funds (ETFs), warrants and rights, and shares of closed-end Funds and Reportable Funds (Funds advised or sub-advised by Sands Capital). It does not include: direct obligations of the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by money market and other open-end (mutual) Funds other than Reportable Funds (those advised or sub-advised funds by Sands Capital Management).

3. Please list any “Covered” securities held outside brokerage/bank accounts not previously reported in question 1.  This includes but not limited to stock certificates and Private Equity holdings.

4. By answering YES to this question I certify that I have included on this report all securities and accounts required to be reported pursuant SCM’s Code of Ethics.

Attachment  D

Name:	Account Only (Annual Holdings Report)
Date Range:	MM/DD/YYYY to MM/DD/YYYY
Due By Date:	MM/DD/YYYY

Below is a full list of all brokerage/bank accounts and Private Equity Investments which have previously been disclosed to Compliance. The goal of this Accounts Only Certification (also known as the Annual Holdings Report) is to ensure Compliance has a complete list of accounts that you have beneficial ownership over (as defined below) including accounts that currently do not hold covered securities such as Mutual Funds, and accounts in which you have a beneficial interest but do not hold discretion over such as but not limited to separate accounts fully managed by an investment professional or money manager.

This certification is for all of 20XX.

By answering the questions below you also attest that you have disclosed to the Compliance Department all securities that are not held in broker/bank accounts including but not limited to, private investments, exempted accounts, and Trusts.

For the purposes of the Exchange Act, beneficial ownership includes:

(a)         the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

(b)         the power to vest or reinvest such ownership in oneself at once, or at some future time.

“Covered Security” (as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the Investment Company Act) includes notes, bonds, stocks, convertible securities, preferred stock, options on securities, futures on broad-based market indices, exchange-traded Funds (ETF’s), warrants and rights, and shares of closed-end Funds and Reportable Funds (Funds advised or sub-advised by Sands Capital). It does not include: direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by money market and other open-end (mutual) Funds other than Reportable Funds (those advised or sub-advised funds by Sands Capital Management).

Reportable Funds include: Litman Gregory Masters’ Equity Fund, , BMO Harris US Growth Fund, Touchstone Sands Capital Institutional Growth Fund, Touchstone Sands Capital Select Growth Fund, Guidestone Growth Equity Fund, Ibbotson International High Opportunities Trust, MGI US Large Cap Growth Equity Fund, MassMutual Select Growth Opportunities Fund, RBS US Specialist Equity Programme, MLC Global Shares and Sands Capital Global Growth Fund, Sands Capital Global Growth Fund PLC (UCITS), Sands Capital Global Growth Fund (40 Act Fund), ST. James’s Place Global Equity Unit Trust, and Old Westbury Large Cap Strategies Fund.

To answer the questions, click on “Edit Responses” button and save your responses. When finished, click on the “SUBMIT” button. By clicking “SUBMIT” you certify that your answers are complete, true and correct.

Amended July 2014

Accounts Certified

E*Trade - Account #XXXX-XXXX

( Account Holder: Example Account )

Mass Mutual - Account #XXXX-XXXX

( Account Holder: Example Account )

Accounts Only Questions

1. Is the list of brokerage accounts (if any) listed above a full, accurate and complete list of all accounts in which you maintain a beneficial interest? Please note that list is not intended to include your Sands Capital 401(k) account.

If NO, please indicate the missing or inaccurate information. You MUST provide the name of broker, name(s) on the account, account open date, account number, type of account and indicate whether or not the account held any covered securities in the past year?

2. Of the accounts listed above on this page, did you have any account(s) that did NOT hold any covered securities over the past year?

If YES, please provide the account number(s) from the list above?
By answering NO, you attest that all your accounts held covered securities over the past year.

3. Is the list of Private Equity Holdings (if any) reflected above an accurate and complete list? If you are a partner of the firm, please note that this list is not intended to include your partnership information.

If NO, please give details of accounts that need to be added. You MUST include name of issuer, number of shares or par value, ticker or CUSIP, type of security, principal amount, maturity date and interest rate (if applicable).

4. Is the list of covered securities held outside broker/bank account (if any) reflected above a full, accurate and complete list? Example: Loose shares/paper stock certificates, shares held at a transfer agent etc...

If NO, please give details of accounts that need to be added. You MUST include name of issuer, number of shares or par value, ticker or CUSIP, type of security, principal amount, maturity date and interest rate (if applicable)

5. During 20XX, have you held shares in the Touchstone Sands Capital Institutional Growth Fund as part of your Sands Capital 401(k) plan?

6. During 20XX, have you held shares in the Sands Capital Global Growth Fund, and/or Touchstone Emerging Market Growth Fund as part of your Sands Capital 401(k) plan?

Attachment E

Name:	Quarterly Accounts Transaction Report
Date Range:	MM/DD/YYYY to MM/DD/YYYY
Due By Date:	MM/DD/YYYY

Prior to completion of this Quarterly Transaction Form, please review your list of accounts listed at the bottom of this certification.

This list will include any accounts that were open, or opened during the third quarter ending on September 30th. Accounts closed before July 1st will not appear in the listing below.

The list of accounts should include accounts that DO NOT hold covered securities such as Mutual Fund accounts that have been previously disclosed to the Compliance Team.

This certification is for XXX quarter of 20XX.

If the list of accounts is INCOMPLETE or INACCURATE, you need to indicate and explain the issue under question number five.

After confirming the completeness and accuracy of the accounts please complete the certification by answering the below five questions accurately and completely.  To answer the questions, click on “Edit Responses” button and save your responses. When finished, click on “Submit” button. By clicking “Submit” you certify that your answers are complete, true and correct.

Accounts Certified

E*Trade - Account #XXXX-XXXX

( Account Holder: Example Account )

Mass Mutual - Account #XXXX-XXXX

( Account Holder: Example Account )

Quarterly Accounts Transaction Report Questions

1.Have you OPENED any brokerage/bank accounts during the last quarter that hold covered securities? If YES, you MUST provide name of brokerage firm, account number, name of account holder and date account opened.

Covered security (as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the Investment Company Act) includes notes, bonds, stocks, convertible securities, preferred stock, options on securities, futures on broad-based market indices, exchange traded Funds (ETFs), warrants and rights, and shares of closed-end Funds and Reportable Funds. **(Funds advised and sub-advised by Sands Capital). It does not include: direct obligations of the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by money market and other open-end (mutual) Funds other than Reportable Funds (those advised or sub-advised by Sands Capital Mgmt.).

2. Have you CLOSED any brokerage/bank accounts during the last quarter that held covered securities? If YES, you MUST provide the account number and date of account closure.

Covered security (as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the Investment Company Act) includes notes, bonds, stocks, convertible securities, preferred stock, options on securities, futures on broad-based market indices, exchange traded Funds (ETFs), warrants and rights, and shares of closed-end Funds and Reportable Funds

Amended July 2014

**(Funds advised and sub-advised by Sands Capital). It does not include: direct obligations of the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by money market and other open-end (mutual) Funds other than Reportable Funds (those advised or sub-advised by Sands Capital Mgmt.)

3. If you have invested in the Sands Capital Global Growth Fund or the Touchstone Sands Capital Growth Fund outside of your 401K and not previously reported it, you must answer Yes to question #3 on your Quarterly Accounts Transaction Report and the Compliance Team must receive duplicate copies of statements.

Reportable Funds include: Litman Gregory Masters Equity Fund, Lombard Odier Funds-Sands US Growth, BMO Harris US Growth Fund, Touchstone Sands Capital Institutional Growth Fund, Touchstone Sands Capital Select Growth Fund, , Guidestone Growth Equity Fund, Ibbotson International High Opportunities Trust, MGI US Large Cap Growth Equity Fund, MassMutual Select Growth Opportunities Fund, RBS US Specialist Equity Programme, MLC Global Shares and Sands Capital Global Growth Fund, Sands Capital Global Growth Fund PLC (UCITS), Sands Capital Global Growth Fund (40 Act Fund), ST. James Place Global Equity Unit Trust, and Old Westbury Large Cap Strategies Fund, Sands Capital Emerging Markets Fund.

4. During the quarter have you PURCHASED or SOLD any covered securities held outside a broker/bank account? This includes PRIVATE EQUITY transactions.

If YES, you MUST include whether it is a buy/sell, name of covered security (include maturity date and interest rate, if applicable), CUSIP or Ticker symbol, Number of shares/Principal Amount, Date of Transaction and Price.

5. Is the list of bank/brokerage accounts, private equity holdings and covered securities held outside of bank/brokerage (if any) indicated in the system complete and accurate?

This list should include ALL accounts including accounts that do not hold covered securities such as Mutual Fund accounts.

If inaccurate and/or incomplete account data is displayed answer ‘No’ and fill out the box with the information that needs to be corrected.

Attachment F

Name:	Code of Ethics

Due Date:	MM/DD/YYYY HH:MM:SS

SCM has adopted a Code of Ethics (“Code”) that is applicable to all staff members and extends to activities both within and outside of your individual job duties at Sands Capital.  Sands Capital and its staff members owe a fiduciary duty to its clients.  As a fiduciary, Sands Capital stands in a special relationship of trust, confidence and responsibility to its clients.  Accordingly, staff members must avoid activities, interests and relationships that might interfere, or appear to interfere, with making decisions in the best interests of clients.

It is critical that you take a moment to read the Code carefully in its entirety by clicking on the link below under “Corporate Documents” and answer the below questions.  We have highlighted 15 key concepts from the Code below:

1)                                     In fulfilling your job duties and responsibilities to clients, you must place the interest of clients first.

2)                                     You must conduct all your personal securities transactions in full compliance with the Code.

3)                                     You must not take inappropriate advantage of your position.

4)                                     You have a duty to keep client information confidential at all times.

5)                                     If you are considered an ineligible person under Section 9 of the Advisers Act, you are prohibited from serving in certain capacities with respect to Mutual Funds (see details in the Code).

6)                                     You cannot engage in fraudulent, manipulative and misleading practices or make any untrue/omit statement(s) of a material fact directly or indirectly in connection with the purchase or sale of a security held or to be acquired by a client.

7)                                     You must pre-clear with the Chief Compliance Officer or General Counsel any investment in IPOs or limited offerings (e.g. Private Equity investment) prior to the purchase of the security.

8)                                     You are forbidden from transacting in options and short sales.  Exception is granted for any exchange traded funds and mutual funds that may transact in options and/or short sales.

9)                                     You are required to check the Blackout and Pre-Clearance List before purchasing any covered securities in your personal account.  (PLEASE NOTE: the Pre-Clearance List is known as the WHITE LIST in the PTCC system.)

10)                              You cannot purchase any securities on the Blackout List in your Personal Account.  If you would like to purchase a security on the Pre-Clearance List (White List) you must ask for pre-clearance from the Compliance Team or General Counsel.

Amended July 2014

11)                              You cannot profit from the purchase and sale of the same (or equivalent) covered securities within 30 calendar days.  This prohibition does not apply to a transaction resulting in a loss.

12)                              You may not accept any gift of more than de minimus value of $250 per year from any person, entity, client or prospective client that does business with or is seeking to do business with Sands Capital.

13)                              You are required to instruct your broker-dealer, bank or financial services provider to provide duplicate statements (no less than quarterly) of any account in which you have any direct or indirect beneficial ownership.

14)                              You are required to complete and return on time the Initial, Quarterly, Annual and other policy and procedure certification forms when prompted by the Compliance Team or General Counsel.  The holding based certification deadlines are SEC imposed and NOT internal deadlines.

15)                              All staff members are required to notify the CCO or General Counsel promptly if he or she knows of any violations of the Code. Failure to do so is itself a violation of the Code.

To answer the questions, click on “Edit Responses” button and save your responses.  When finished, click on submit.  By clicking “Submit” you certify that your answers are complete, true and correct.

Corporate Documents:	SCM COE 7.2014

Code of Ethics Questions

Question 1: Response Required

I hereby acknowledge receipt of a copy of Sands Capital’s Code of Ethics.

☐ No

☐ Yes

Question 2: Response Required

I have read and understand the Code of Ethics and recognize that I am subject to it.

☐ No

☐ Yes

Question 3: Response Required

I hereby declare that I have and will continue to comply with the terms of the Code of Ethics.

☐ No

☐ Yes